Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Board of Directors

Capital One Financial Corporation:

We consent to the incorporation by reference in the Registration Statement No. 333-133665 on Form S-8 of Capital One Financial Corporation, of our report dated June 23, 2006, relating to the statements of assets available for benefits of the North Fork Bancorporation, Inc. 401(k) Retirement Savings Plan as of December 31, 2005, and the related statements of changes in assets available for benefits for the year then ended, which report appears in the December 31, 2006 Annual Report on Form 11-K of the North Fork Bancorporation, Inc. 401(k) Retirement Savings Plan.

/s/ KPMG LLP

New York, New York

June 29, 2007